Exhibit (d)(i)(B)

SCHEDULE A

DATED [   ], 2026

TO THE

INVESTMENT ADVISORY AGREEMENT DATED [__, 2026]

BETWEEN

FUNDVANTAGE TRUST AND Polen Capital CREDIT, LLC

Series of FundVantage Trust

Polen Euro High Yield Bond ETF

SCHEDULE B

DATED [   ], 2026

TO THE

INVESTMENT ADVISORY AGREEMENT DATED [J__, 2026]

BETWEEN

FUNDVANTAGE TRUST AND Polen Capital Management, LLC

Investment Advisory Fee Schedule

Fund	Annual Fee as a Percentage of Fund’s Average Daily Net Assets
Polen Opportunistic High Yield Fund	0.70% (70 basis points)

Polen Euro High Yield Bond ETF	0.55% (55 basis points)